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                                                                    Exhibit 23.1




                         INDEPENDENT AUDITORS' CONSENT



         We consent to the use of this Registration Statement of Applied Epi, Inc. and Subsidiaries (the Company) on Form S-1 of our report dated September 8, 2000 (__________ as to Note 1), appearing in the Prospectus, which is part of this Registration Statement.

         We also consent to the reference to us under the heading "Experts" in such Prospectus.




Minneapolis, Minnesota



September 8, 2000 (__________  as to Note 1)


                               ------------------

         The accompanying consolidated financial statements give effect to the completed tax-free transaction whereby Applied Epi International, Inc. and Applied Epi Europe, Inc. became wholly owned subsidiaries of the Company and the completion of the four-for-one split of the Company's outstanding common stock which will take place immediately prior to the effectiveness of this Registration Statement. The above consent is in the form which will be furnished by Deloitte & Touche LLP upon completion of the split of the Company's outstanding common stock described in Note 1 of Notes to Consolidated Financial Statements, and assuming that, from September 8, 2000 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.



/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota



September 28, 2000